CMA Muni-State Municipal Series Trust
Series Number: 5
File Number: 811-5011
CIK Number: 810598
CMA New York Municipal Money Fund
For the Period Ending: 03/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

08/29/2000	$ 4,305	New York State Dorm Authority	5.00%	07/01/2012
09/14/2000	9,765	Port Authority of NY and NJ	5.00	03/01/2016
01/31/2001	400	New York City	4.00	08/01/2017
01/31/2001	3,200	New York, New York	5.00	08/01/2020

Last Updated on 05/30/2001
By Win95 User